[Logo of CBRL Group, Inc.]

Contact:

Lawrence E. White

Senior Vice President,

Finance and Chief Financial Officer

615-444-5533

CBRL GROUP, INC. ANNOUNCES A NEW SHARE REPURCHASE

AUTHORIZATION FOR 2 MILLION SHARES

LEBANON, Tenn. – (February 27, 2004) – CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today announced that it has been authorized by its Board of Directors to repurchase up to 2 million additional shares of its common stock.  Such repurchases are expected to be made from time to time in open market transactions.  The Company had approximately 49.8 million shares outstanding at the end of its second fiscal quarter on January 30, 2004.

The Company has completed its previous 1 million share repurchase authorization this month.  Thus far this fiscal year, the Company has repurchased 661,300 shares of its common stock for total consideration of approximately $26 million, or an average of $39.73 per share.  Since its first share repurchase authorization in fiscal 1999, the Company has repurchased just over 21.6 million shares of its common stock for total consideration of approximately $551 million, or an average of $25.46 per share.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 491 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 104 company-operated and 17 franchised Logan’s Roadhouse restaurants in 17 states.

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